Exhibit 99.2

Participants

CORPORATE PARTICIPANTS
Pablo E. Paez	J. David Donahue
Executive Vice President, Corporate Relations, The GEO Group, Inc.	Senior Vice President & President, GEO Secure Services, The GEO Group, Inc.

George C. Zoley	Ann M. Schlarb
Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Senior Vice President & President, GEO Care, The GEO Group, Inc.

Brian R. Evans
Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS
Dane Michael Bowler	Maya M. Sarda
Chief Investment Officer, 2nd Market Capital Advisory Corp.	Analyst, Wells Capital Management, Inc.

David Masker	Matthew Larson
Aria Capital Management	National Securities

Management Discussion Section

Operator

Good day and welcome to The GEO Group Third Quarter 2019 Earnings Call and Webcast. All participants will be in a listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Mr. Pablo Paez, Executive Vice President, Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President, Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s third quarter 2019 earnings results. With us today are George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Secure Services.

This morning we will discuss our third quarter results and outlook for the balance of the year. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our Investor website at investors.geogroup.com. Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo; and good morning to everyone. We are very pleased with our strong third quarter financial results, which were driven by continued positive trends across our diversified business units. While we expect continued growth, we are keeping our financial guidance for the fourth quarter unchanged at this time.

During the third quarter, we had a significant level of start-up activity which we expect will drive future cash flow growth. Importantly, these start-up projects involved the reactivation of previously idle facilities totaling 4,600 beds. In September, we completed the reactivation of our company-owned 1,000-bed South Louisiana Ice Processing Center. In October 1, we activated our company-owned 1,800-bed North Lake Michigan Correctional Facility and the county-owned 1,800-bed Reeves County Texas Detention Complex I & II. Both of these facilities are fixed priced for the full tenure contract term with the Federal Bureau of Prisons.

Internationally, we are in the process of completing negotiations and construction, respectively, on two expansion projects in Australia and at our Ravenhall and Junee correctional centers, totaling approximately 800 combined beds. In the UK, we are pleased to have been awarded a 10-year contract with a continued delivery of secure transportation services under our GEOAmey joint venture known as the PECS contract. We’ve provided secure transportation services under the PECS contract through our GEOAmey joint venture since 2011. We are proud to have been awarded this new 10-year contract to deliver high-quality services involving 1,400 professional staff, 250 specialist vehicles, and 10 transportation hubs.

With respect to recent procurement activity in the US, both ICE and the U.S. Marshals Service have issued solicitations in California. The U.S. Marshals expects to award a management contract for the government-owned 512-bed El Centro, California facility before the end of the year. And under a procurement issued last month, ICE expects to award a minimum of approximately 6,750 beds in the Los Angeles, San Diego and San Francisco areas at existing facilities. This procurement is expected to result a new long-term contract starting in mid-December of this year. It involves a re-bid of existing contracts at our Adelanto and Mesa Verde ICE processing centers as well as other contractor-operated facilities in California.

It also allows for other existing facilities to be proposed in those three areas of the state. As has been widely reported in the media, the State of California recently enacted legislation aimed at phasing now public/private partnership contracts for the operation of state correctional facilities and federal facilities. As we have previously announced, our contract for our Central Valley Facility was already discontinued by the California Department of Corrections and Rehabilitation at the end of September. And we expect that our California Corrections contract for the Desert View Facility to be discontinued by April 1, 2020, followed by the Golden State Facility contract being discontinued by July 1, 2020.

All of our ICE proposals have been submitted and we are now awaiting ICE’s review and award decisions. We recognize that media coverage of overcrowded Border Patrol facilities and the announcement by a handful of our financial institutions discontinuing future financing, has caused volatility in our equity and debt markets. Unfortunately, this volatility has been driven by a false narrative and deliberate mischaracterization of our long-standing role as a quality service provider to ICE. As we have said repeatedly, we do not manage any facilities that house unaccompanied minors nor any Border Patrol holding facilities.

The residential centers we manage on behalf of ICE are highly rated by national accreditation organizations and provide high-quality, culturally responsive services in safe and humane environment. GEO’s typical ICE Processing Center amenities include flat screen TVs in the housing areas, comprised of either dormitory or a combination of cellular units with multi-purpose rooms, outdoor covered pavilions, and artificial turf soccer fields. The residents are provided with hot meals, clothing, 24x7 access to healthcare services, and full access to telephones and legal services. Healthcare staffing at our ICE processing centers is approximately 100% more than that of our state correctional facilities.

The additional healthcare staffing is needed to provide appropriate treatment for individuals who have numerous health and mental health needs due to arriving from countries with limited access to healthcare services. We have been successful in providing these professional services for 30 years under the Democratic and Republican administrations. We provide the same exact services at our facilities today that we provided for eight years under President Obama’s administration. We are proud to have published our first ever human rights and ESG report at the end of September.

The report builds on our Global Human Rights Policy adopted by our board in 2013. It provides disclosures on how we inform our employees our longstanding commitment to respecting human rights, the criteria we use to assess human rights performance and our contract compliance program remedies and third-party verification of our performance. The 77-page report also addresses criteria based on recognized ESG reporting standards related to the development of our diverse workforce. Our efforts to advance environmental sustainability in our facilities and ethical governance practices.

Our ESG report further highlights the continued expansion of our GEO Continuum of Care or CoC program which was first piloted in 2015. Our CoC program integrates offender rehabilitation including cognitive behavioral treatment with post-release support services to address basic community needs of released individuals. This year the CoC program has been implemented at 18 state correctional facilities and 2 federal facilities managed by GEO. We are proud to have taken our place as a world leader in offender rehabilitation and of our company’s $10 million funding commitment to the CoC program, representing 7% of our company’s net income.

The GEO Continuum of Care is our company’s contribution to criminal justice reform in assisting some of the 2.2 million people still incarcerated. We are expanding our role as a vocal advocates for increased funding and improved rehabilitation programs that will help individuals re-enter society as productive citizens. We applaud the new efforts in prison sentencing reform made possible by the first step back resulting in approximately 6,000 people released. But we want to draw people’s attention to the 2.2 million individuals who still remain incarcerated and have little or no access to rehabilitation programs. We hope we are setting an example as to how more can and should be done.

There’s been a significant amount of misinformation regarding our banking partners and access to capital. We are pleased to have successfully extended the maturity on our senior revolving credit facility to May 2024, without any change in terms. Our shareholders should take comfort in knowing that we continue to have strong banking relationships with several dozens of lenders and financial institutions in our senior credit facility. Additionally, we continue to talk to new lenders who have expressed interest in establishing a lending relationship with us; and we do not have any debt maturities due until 2022. And as we discussed during our last earnings call, we expect to apply our excess cash flow to paying down debt.

During the quarter, we repurchased approximately $34 million of our 2022 senior notes in the open market. We also closed on $44 million 15-year real estate loan bearing an interest rate of 4.2% annually. We believe that our growing earnings and cash flows will allow us to deleverage, while providing support for our annual dividend payments which we expect to remain unchanged. We believe that our strong quarterly financial results, several new project openings and new procurement activity are indicative of the stability of our cash flows and the sustainability of our dividend payments.

I will now ask Brian Evans to review our financial results, outlook and liquidity position.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. Today we reported third quarter revenues of approximately $632 million and net income attributable to GEO of $0.39 per diluted share. Our third quarter results reflect $6.1 million in start-up expenses pre-tax, a $1.2 million loss on real estate assets, and a $600,000 gain on the extinguishment of debt related to the repurchase of $34 million of our 2022 senior notes.

Excluding these items, we reported third quarter adjusted net income of $0.44 per diluted share, ahead of our guidance range of $0.37 to $0.39 per diluted share. We reported third quarter AFFO of $0.72 per diluted share, also ahead of our guidance range of $0.66 to $0.68 per diluted share. Our strong quarterly financial results were driven by better-than-expected performance and favorable trends across our diversified business segments.

Turning to our outlook, while we expect favorable trends to continue, we have maintained our adjusted net income and AFFO guidance for the fourth quarter. We expect fourth quarter 2019 net income attributable to GEO to be in a range of $0.37 to $0.39 per diluted share and adjusted net income to be in a range of $0.39 to $0.41 per diluted share and quarterly revenues of $629 million to $634 million. We expect fourth quarter 2019 AFFO to be between $0.66 and $0.68 per diluted share.

For the full year, we expect net income attributable to GEO to be in a range of $1.45 to $1.47 per diluted share and adjusted net income to be in a range of $1.60 to $1.62 per diluted share, and annual revenues of approximately $2.49 billion. We have increased our full-year AFFO guidance to a range of $2.75 to $2.77 per diluted share.

Moving to our capital structure, during the third quarter we repurchased approximately $34 million of our senior notes due 2022, representing approximately 14% of the outstanding amount for that tranche of our senior notes, which have the nearest maturity. Additionally, during the third quarter we closed on a $44 million 15-year real estate loan bearing interest at 4.22% annually. At the end of the quarter, we had approximately $395 million in available capacity under our revolving credit facility in addition to an accordion feature of $450 million under our senior credit facility.

As George mentioned, in early June we extended the maturity of our $900 million revolving credit facility through May 2024, which contractually obligates all banks in the facility for approximately five years. We were able to complete this extension without any changes to the revolver size or pricing. We continue to have ample capacity in our revolver to take out the remaining amount outstanding of our 2022 senior notes if we want to do so. We recognize that since the execution of the revolver’s extension, new stories regarding our banking partners have created significant volatility in our debt and equity markets. This volatility is directly tied to heightened political rhetoric that, as George mentioned, is based on a mischaracterization of our role as a service provider and our overall company record.

There has also been a significant amount of misinformation regarding our banking partners and our access to capital, including a recent online opinion editorial on Forbes which provided misleading and false information. Contrary to these misleading claims, we continue to enjoy access to capital with several dozens of lenders and financial institutions currently in our senior credit facility. While a handful of banks have announced plans to not extend future financing arrangements to our industry, all of those banks are contractually obligated under our senior credit facility through May 2024, and those banks only represent approximately 25% of GEO’s total borrowing capacity.

Further, the handful of bank announcements have not impacted our operations or financial flexibility, and the credit agencies have not changed our ratings for over 30 months. Our quarterly financial results reflect growing cash flows and we completed the start-up phase for 4,600 beds across 3 facilities during the third quarter. Additionally, as we have previously disclosed, the payment under our operating lease agreement for the idle 1,250-bed Hudson Colorado Facility will conclude at the end of 2019. The expiration of this operating lease obligation is expected to result in annual cash flow savings of $10 million beginning in January 2020. The continued growth in our cash flows will allow us to naturally deleverage, while providing support for our annual dividend payment.

We also expect our CapEx requirements to significantly decrease going forward. Aside from our maintenance CapEx needs which we currently estimate at approximately $25 million to $30 million annually, we only expect minimal growth of CapEx requirements mostly in connection with our electronic monitoring segment. As we have noted previously, we expect to have between $50 million and $75 million in excess cash flow annually to apply towards paying down debt, while maintaining our current dividend payment. And we would expect our total net leverage to decrease to approximately 4.5 times by the end of 2020.

At this time, I’ll turn the call over to Dave Donahue, for a review of GEO Secure Services.

J. David Donahue

Senior Vice President & President, GEO Secure Services, The GEO Group, Inc.

Thanks, Brian. Good morning, everyone. I’d like to provide you an update on our GEO Secure Services business unit. Starting with our Federal segment, as has been noted today, we completed the reactivation of several previously idle facilities during the third quarter. In Louisiana, we activated our company-owned 1,000-bed South Louisiana ICE Processing Center in Basile, Louisiana under an existing intergovernmental agreement with ICE. The South Louisiana Center is expected to generate annualized revenues of approximately $25 million.

In Michigan, we commenced operations on October 1 under a 10-year contract with the Bureau of Prisons for the reactivation of our company-owned 1,800-bed North Lake Correctional Facility. The new contract is projected to generate approximately $37 million in annualized revenues. And in Texas, also under a 10-year contract with the BOP, we worked with Reeves County to reactivate the county-owned 1,800-bed Reeves County Detention Center I & II. GEO provides management consulting and support services to Reeves County in relation to this facility, while the county holds the contract with the BOP for the operations of the facility.

Turning to procurement activity at the Federal level, the BOP has cancelled the CAR 18 solicitation for the management contract of the government-owned 2,355-bed Taft facility in California. This decision was made as a result of damage sustained by the facility during seismic activity in California earlier this year. While it remains possible that a portion of the Taft facility may remain in operation, the solicitation has been canceled. Also in California, both ICE and the U.S. Marshals Service have issued recent procurements for bed space. The U.S. Marshals has issued a solicitation for the management and operation of the 512-bed El Centro facility which is owned by the government. We expect a decision on this procurement to be made before the end of the year, with the contract effective date of January 1, 2020.

With respect to ICE, the agency has issued a solicitation for a minimum of approximately 6,750 beds at existing facilities in Los Angeles, San Diego and San Francisco areas. The procurement encompasses a rebid of existing contracts for four contractor-operated facilities, including our 1,940-bed Adelanto and 400-bed Mesa Verde ICE processing centers. The solicitation also allows for other existing facilities to be proposed. As we noted last quarter, our contract for our 700-bed Central Valley facility was discontinued by the California Department of Corrections and Rehabilitation at the end of September. And as George discussed earlier, our 700-bed Desert View and 700-bed Golden State California Corrections contracts will also be discontinued by April and July of 2020, respectively.

Moving to our States segment, we believe our remaining state correctional customers have stable budgets and we have been able to provide high-quality services without being impacted by budgetary constraints. We are also currently in discussions with a number of states regarding their current needs and challenges. Several states continue to face capacity constraints and many of our state customers are facing challenges related to older prisons. In the states where we operate, the average age of state prisons range from approximately 30 to 60 years.

In Alabama, the state’s expected to move forward with a solicitation process to build several thousand beds to replace their existing facilities, which are currently overcrowded and costly. We are monitoring the opportunity which may result in contract awards in the first half of 2020. Finally, as we have previously announced, we discontinued the managed-only contract at the 625-bed Northeast New Mexico Detention Facility, which have been financially underperforming for several years.

Moving to our international markets, we are currently undertaking a number of expansion projects in Australia. In the State of Victoria, we are engaged in negotiations for a 300-bed expansion at our 1,300-bed Ravenhall Correctional Centre, which is expected to result in additional annual revenues of $19 million. In New South Wales, we are completing the development of a 489-bed expansion at the Junee Correctional Centre, bringing the total capacity to 1,279 beds. This expansion is expected to be completed between the end of this year and the beginning of next year, with a projected annual revenues of $12 million. Also in Victoria, we are constructing a 137-bed expansion to the Fulham Correctional Centre which will bring the total capacity at the center to 955 beds with expected completion during 2020.

Finally, in the United Kingdom, our GEOAmey joint venture was awarded a 10-year contract last week by the UK Home Office for the continued delivery of secure transportation services under the PECS program. We have been providing these services since 2011, and this contract award is a testament to the high-quality partnership of our GEOAmey joint venture with the UK Home Office. The contract will encompass secure transportation for approximately 250,000 individuals across the criminal justice system in England and Wales, with 1,400 transportation staff, 250 special purchased secure vehicles, and 10 vehicle depots.

At this time, I’ll turn the call over to Ann, for a review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President & President, GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone. I’d like to provide you an update on your GEO Care business unit starting with our GEO Reentry Services division. During the third quarter, we were awarded a new 60-bed contract expansion in Alabama for our Alabama Therapeutic Education Facility. Additionally, in Louisiana, we were awarded a new contract for a non-residential day reporting center. We continue to pursue areas where we can assist individuals with successfully reentering the community, including residential, non-residential and in-custody treatment and rehabilitation services.

Moving to our Youth Services division, our programs continue to provide important rehabilitation and treatment alternatives for youth across several states and local jurisdictions, with stable utilization rates across our residential facility. Our BI Electronic Monitoring division was awarded a contract in the third quarter for the continued delivery of electronic monitoring solution to the administrative office of the U.S. Courts. Additionally, we are awaiting a contract award decision by the end of the year for the rebid of the alternatives to detention contract with ICE. This program has allowed the federal government to effectively use community alternatives for several tens of thousands of individuals going through the immigration review process.

BI has held this important contract since ICE first piloted the program in 2004. Finally, we continue to expand our GEO Continuum of Care program across the country. Our Continuum of Care programs integrate enhanced in-custody rehabilitation including cognitive behavioral treatment with post-release support services such as transitional housing, transportation, clothing, food and job placement assistance. The Continuum of Care program is supervised and assisted at the corporate level with a division that has expanded to over 50 staff with subject matter experts in education, cognitive behavioral treatment, substance abuse treatment, post-release services, Continuum of Care training and quality assurance.

As was highlighted in our recently published ESG report, on any typical day, there are approximately 30,000 participants enrolled in GEO’s offender rehabilitation program. Our Continuum of Care programs delivered 6.7 million program hours, 9,000 vocational certificates and nearly 3,000 high school equivalency diplomas in 2018, and we are on pace to surpass these metrics in 2019.

At this time, I’ll turn the call back to George, for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. The fundamentals of our business remains strong and our financial operational results are driven by our company’s quality services and continuing growth. We have always been committed to treating everyone in our care with respect and dignity, and we acknowledge our unique responsibility to respect and protect their human rights. We are proud to have published our first ever human rights and ESG report in September of this year. We hope to continue to engage with our diverse stakeholders, as we refine our ESG reporting going forward and work to dispel the political rhetoric and false narratives that have incredibly created volatility in our company and in the capital markets.

We are proud of the dedication and professionalism of our diverse workforce who over the last 30 years have helped establish GEO as a leading professional service provider to federal, state and local government agencies. We remain focused on the effective allocation of capital and believe our growing cash flows will allow us to deleverage while providing support to our annual dividend payments. As we did this quarter, we expect to continue to apply our increasing cash flow on paying down debt in the coming quarters.

That completes our presentation and we will be glad to address any questions.

Question And Answer Section

Operator

Thank you. We will now begin the question-and-answer session. [Operator Instructions] The first question today comes from Dane Bowler of 2nd Market Capital. Please go ahead.

Dane Michael Bowler

Chief Investment Officer, 2nd Market Capital Advisory Corp.

Hey, guys. Good quarter. I’m hoping you can provide a little bit more color on the $44 million loan you took out, who is the counterparty and what properties are securing the loan?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

There’s several banks. We haven’t disclosed publicly who the banks were and it was on a – we have a few assets that are not included in the collateral pool on our senior credit facility. So, that’s where we were able to do it.

Dane Michael Bowler

Chief Investment Officer, 2nd Market Capital Advisory Corp.

Do you have any additional capacity to do that on other properties?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Maybe some – one or two other smaller-sized assets, so we’re continuing to look at that or some other alternative financing vehicles. So, we’ll look at that.

Dane Michael Bowler

Chief Investment Officer, 2nd Market Capital Advisory Corp.

All right. Thank you.

Operator

The next question comes from David Masker of Aria Capital Management. Please go ahead.

David Masker

Hi. I have a very specific question. I like the answer if you’d answer it in a general way. California’s obviously a big problem, I just moved to Nevada after 59 years there and it seems to be the most difficult state. The specific question is the two facilities where your contracts went on April and May of next year, do you have risk [indiscernible] (00:32:15) management contracts or do you have some of the property? And from that if you could just expand, how much property risk you have in specifically California. But in general, if you have another answer. Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, they are both owned facilities. But we have submitted proposals for new contracts for those facilities.

David Masker

Okay. So for the state to take over the property or.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

No, no. As I indicated earlier, there is an ICE procurement asking for new contracts in three basic locations: San Diego, Los Angeles and the San Francisco area. We have two existing facilities that serve the San Francisco and Los Angeles area. They are respectively the Mesa Verde facility and the Adelanto facility, and we have definitely cemented those facilities for new long-term contracts.

David Masker

Okay. Thank you.

Operator

[Operator Instructions]

The next question comes from Matthew Larson of National Securities.

Matthew Larson

Hi. Thanks for taking the call. Back to California, they passed some resolution that they wouldn’t be working with any private internment centers or prisons. But in trying to assess the downside of the political rhetoric if for some reason one of these candidates who has tried to diminish the value of private prisons and perhaps put out misleading data, one of the things would be there is overcrowding to build a new facility is difficult for cash strapped municipalities and states. But if for some reason they couldn’t work with for profit folks like yourself in your own facilities, I mean is a possibility that if the most draconian sense that they would just buy your facilities at some reasonable value so that even though you lose the contract it’s not as if you have to write-off the facility, because there’s plenty of other states which you outlined whether it’s Alabama, Texas and some of these other places that have aging facilities that have kind of a different bent on the whole thing.

So, is that’s kind of the Plan B if the worst comes and you got to – your customers just won’t work with you because it’s a political season and the wrong people might get elected. Would it be an option just to sell the facility to the state, let them manage it, but still recover the bulk of your investment?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Those are clearly alternatives that we are not contemplating at this time, but there are alternatives: the leasing of a property, the sale of a property. But I think we have considerable flexibility at this particular time.

Matthew Larson

Okay. I mean I tend to agree, I mean stuff said on the campaign trail or what have you often doesn’t show up in reality. I think Guantanamo is still open, but that’s just a comment. All right. Trying – I’m personally as an investor, trying to gauge the downside and the upside is pretty evident. So, thanks for that answer.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I referenced the ICE solicitation is in progress as we seek all proposals have been submitted there. They’re undergoing a review; and according to the solicitation, new contracts are contemplated in mid-December of next month.

Matthew Larson

Can I just touch on that because I got to admit I haven’t drilled down totally on what was passed in California. I think Gavin Newsom’s group basically passed some sort of initiative beginning next year that they just would not renew contracts as a state for private prisons or detention centers. And yet you’re now saying that you have a lot of contract bid or request for bids out there by ICE and what have you. Do they work outside of maybe the state memo because they are ICE and it’s a federal issue, and so they might be domicile in California, but since it’s federal it’s apart from whatever California wants to do.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

You made a lot of complicated statements there. And let me see if I can untangle them. First of all, the statute is AB32 and it does not go into effect till January 1 of next year. But it does restrict any state or federal facilities to their contract terms effective January 1 of this year. So yes, if you have a contract that’s in place before the end of this year, it can go a full length of its contract term.

Got it. Okay. I mean, that’s a good piece of information. Thank you. I appreciate it.

Operator

The next question today comes from Maya Sarda of Wells Fargo Asset Management. Please go ahead.

Maya M. Sarda

Analyst, Wells Capital Management, Inc.

My question was actually already answered.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Okay. Thank you.

Operator

This concludes our question-and-answer session. I’d like to turn the conference back over to Mr. George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you all for listening today. We look forward to addressing you on the next quarterly conference call.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.